EXHIBIT 10.1

CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT, dated as of May 26, 2005 (the “Agreement”), between Dycom Industries, Inc., a Florida corporation, which includes any and all of its subsidiaries or affiliates (collectively, the “Company”) and Michael K. Miller (the “Executive”).

     WHEREAS, the Executive is currently employed by the Company;

     WHEREAS, the Company and the Executive have agreed that the Executive will become a consultant to the Company, effective as of July 11, 2005;

     WHEREAS, the parties intend that this Agreement shall set forth the terms regarding the Executive’s consulting services to the Company; and

     NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth in this Agreement, the parties hereto hereby agree as follows:

     1. Consulting Engagement.

     (a) General. The Executive and the Company agree that as of July 10, 2005 (the “Effective Date”) the Company will engage the Executive as a consultant, and the Executive hereby accepts such engagement with the Company, for the period set forth in Section 1(b) of this Agreement in accordance with the terms and conditions hereof. The Company and the Executive agree that, effective as of the Effective Date, the Executive shall cease to be an employee of the Company and will have no offices, positions and capacities with the Company.

     (b) Consulting Period. The period during which the Executive shall be engaged as a consultant by the Company (the “Consulting Period”) shall commence on the Effective Date and end on March 11, 2006.

     (c) Consulting Services. The Executive shall provide consulting services to the Company on a non-exclusive basis. During the Consulting Period, the Executive agrees to make himself available to the Company at such times (taking reasonable account of the Executive’s other time commitments) and places and in such manner as shall be reasonably determined by the Chief Executive Officer of the Company. Notwithstanding the foregoing, in the event the Executive obtains full time employment during the Consulting Period, the Executive will only be required to make himself available the Company by telephone at such times (taking into account the Executive’s other time commitments, including, without limitation, his duties to any subsequent employer) as shall be mutually determined by the Chief Executive Officer of the Company and the Executive.

     (d) Consulting Fees. In consideration for the consulting services provided pursuant to this Agreement, the Company shall pay the Executive an aggregate of $161,500, in substantially equal installments for the period beginning on the Effective Date and ending on March 11, 2006.

Such payments shall be made as soon as practicable following the end of the month to which the payment relates, but not later than fifteen (15) days following the end of such month.

     (e) COBRA Continuation Benefits. As of the Effective Date, the Executive shall be eligible to continue participation under the Company’s group health insurance plan to the extent permitted under Section 4980B(f) of the Internal Revenue Code of 1986, as amended (“COBRA”). The Company shall reimburse the Executive for his COBRA premiums to the extent of the Company’s contribution to the group health insurance plan premiums for then current employees of the Company, until the earlier of (x) the date the Executive becomes eligible for group health insurance coverage as the result of his accepting employment with a subsequent employer or (y) June 11, 2006. The Executive agrees to give the Company notice within 10 business days following the date he becomes eligible for group health insurance coverage with a subsequent employer.

     2. Termination of Prior Agreements and Understandings. Except as expressly provided herein, as of the Effective Date, any written or oral agreements or understandings between the Executive and the Company are void and of no further force and effect and this Agreement shall supersede all prior agreements or understandings between the Executive and the Company.

     3. No Other Benefits. As of the Effective Date, the Executive shall not be eligible to participate in any benefit plan or program for employees of the Company, including without limitation any incentive, bonus or similar compensation plan or arrangement. Without limiting the generality of the preceding sentence, the Executive acknowledges and agrees that in consideration of the payments and benefits to be provided under this Agreement, the Executive shall not be entitled to any other severance or similar benefits under any plan, program, policy or arrangement, whether formal or informal, written or unwritten, of the Company, or to any other bonus or incentive payment for the fiscal year ending July 30, 2005 or any other period.

     4. Return of Property. The Executive represents and warrants that on or prior to the Effective Date he will return all property made available to him in connection with his service to the Company to Richard Dunn, including, without limitation, credit cards, any and all records, manuals, reports, papers and documents kept or made by the Executive in connection with his employment as an officer or employee of the Company, all computer hardware or software, cellular phones, files, memoranda, correspondence, vendor and customer lists, financial data, keys and security access cards; provided, however, that, subject to the Executive’s compliance with Section 6(a), he may retain his laptop computer.

     5. Covenants. (a) Confidential Information. The Executive shall not now, or at any time, directly or indirectly, disclose to any person, entity or other organization or appropriate for his own use or the use of others any confidential information, except as otherwise required by applicable law and in accordance with this Section 5. For purposes of this Agreement, “confidential information” means information concerning the business or financial affairs of the Company which has not been disclosed publicly by the Company. Confidential information may include, without limitation, client lists of the Company, its respective trade secrets and technological know-how, confidential information about (or provided by) any customer or supplier, or prospective or former customer or supplier, information concerning the business or financial affairs of the Company, including books and records, commitments, procedures, plans and prospectus, strategies, or current or prospective transactions or business, and any other “inside information”. In the event the Executive believes he is, or has reason to believe he will be, required by any applicable law, discovery request and/or legal process to disclose any confidential information (as herein defined) the Executive shall provide the Company’s General Counsel with written notice as soon as practicable and, if possible, given the date of his receipt of such discovery request and/or legal process, such notice shall be provided no less than 5 business days prior to any such disclosure.

     (b) Non-Solicitation. As a separate and independent covenant, the Executive agrees with the Company that, during the 12-month period following the Effective Date, he will not in any way, directly or indirectly (i) call upon, solicit, advise or otherwise do, or attempt to do, business with any person who is, or was, during the then most recent 12-month period, a customer of the Company or (ii) solicit, induce, hire, attempt to hire, interfere with or attempt to interfere with, any person who is, or was during the then most recent 12-month period, an employee, officer, representative or agent of the Company.

     (c) Remedies. (i) The Executive agrees that the breach by him of any of the covenants in this Section 5 is likely to result in immediate and irreparable harm, directly or indirectly, to the Company. The Executive, therefore, consent and agree that if he violates any of such covenants, the Company shall be entitled, among and in addition to any other rights or remedies available under this Agreement or at law or in equity, to temporary and permanent injunctive relief, without bond or other security, to prevent the Executive from committing or continuing a breach of such covenants. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.

     (ii) In addition, if the Executive breaches any of his obligations under this Section 5, in addition to any other remedies available to the Company under this Agreement or at law or in equity, the Company may, upon written notice to him, cease to make any payments or provide any benefits that may otherwise be due to the Executive under this Agreement.

     (d) Enforcement. It is the desire, intent and agreement of the Executive and the Company that the restrictions placed on him by this Section 5 be enforced to the fullest extent permissible under the law and public policy applied by any jurisdiction in which enforcement is sought. Accordingly, if and to the extent that any portion of this Section 6 shall be adjudicated to be unenforceable, such portion shall be deemed amended to delete therefrom or to reform the portion thus adjudicated to be invalid or unenforceable, such deletion or reformation to apply only with respect to the operation of such portion in the particular jurisdiction in which such adjudication is made.

     (e) Arbitration. Except with respect to the relief contemplated under Section 5 (d), any controversy or claim arising out of or relating to this Agreement shall be resolved by arbitration in Palm Beach County, Florida, in accordance with the rules then in effect of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereon. The arbitrator(s) have the right and ability to award attorneys’ fees to the prevailing party in any such arbitration proceeding.

     (f) No Disparaging Comments. The Executive also agrees to refrain from making now or at any time in the future any disparaging comment concerning the Company or any current or former directors, officers or employees of the Company. In consideration thereof, the Company also agrees to refrain from making now or at any time in the future any disparaging comment concerning the Executive. For purposes of the foregoing covenant, a statement shall be attributable to the Company if made or authorized by any of its senior corporate executives having the rank of Vice President or higher or any member of the Board of Directors of the Company.

     6. Employee Satisfaction; Release. (a) Waiver. In recognition of such valuable consideration provided pursuant to this Agreement, the Executive agrees to waive any and all claims, actions and causes of action that he may have against the Company or any of its subsidiaries or affiliates arising out of (i) his employment with the Company or his status as an officer of the Company, or (ii) the termination of such employment and status. In recognition of the consideration cited above, the Executive hereby forever releases and discharges the Company and its present former and future directors, officers, employees, subsidiaries, affiliates, agents, attorneys, heirs and assigns (the “Released Parties”) from any and all claims, actions, causes of action suits, agreements, promises, damages, disputes, controversies and demands of any kind whatsoever that the Executive have or may have or in the future possess or may possess with respect to the Released Parties, including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Older Workers Benefit Protection Act, the Family Medical Leave Act of 1993, or any other federal, state or local law, and in each case the applicable rules and regulations promulgated thereunder, whether such claim arises under statute or common law and whether or not the Executive is presently aware of the existence of such claim, damage, action or cause of action, suit or demand (collectively, “Claims”), arising out of (y) his employment with the Company or his status as an officer of the Company, or the termination of such employment and status (including, without limitation, all claims related to the payment of compensation and benefits and all claims arising under any Federal or state statute or regulation), or (z) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided that this Section 6(a) shall not apply to any claims that arise out of the Executive’s enforcement of his rights and obligations set forth in this Agreement (“Excluded Claims”). By signing this Agreement, the Executive represents that he has been given the opportunity to consult with the attorney(s) of his choice prior to signing this Agreement and to have those attorney(s) explain the provisions of this Agreement to him, that the Executive has in fact consulted an attorney and he has negotiated this Agreement on the Executive’s behalf, and that the Executive has knowingly and voluntarily accepted the terms of the offer as described herein. The Executive further agrees that the payments and benefits described in this Agreement will be in full satisfaction of any and all claims for payments or benefits that he may have against the Company arising out of his employment relationship and his service as an employee of the Company and the termination thereof.

     (b) ADEA Waiver and Procedures. In addition to the release and waiver of claims contained above and in recognition of the consideration recited above, the Executive specifically waives any rights or claims he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), against any of the Released Parties. As contemplated under ADEA, the Executive shall have up to 21 days from receipt of this Agreement to accept its terms, although he may accept the Agreement at any time within those 21 days. The Company hereby advises the Executive to consult with, and the Executive hereby acknowledges that he has consulted with, his own personal legal counsel concerning any questions about the Agreement and he has negotiated this Agreement on his behalf. This Agreement will not become effective or enforceable until seven days following the date the Executive signs and returns it to the Company. During that seven-day period, the Executive may rescind the Agreement by notifying the Company in writing that he no longer wishes to enter into the Agreement, in which event the Company shall not be required to provide him with any payment or benefit hereunder.

     (c) Not a Party to Litigation. The Executives agree that he has not, and will not, commence or join any legal action, which term includes, without limitation, any demand for arbitration proceedings and any complaint to any federal, state or local agency, court or other tribunal to assert any Claim released by the Executive under Section 6(a) against the Company and its subsidiaries or affiliates, except for any Excluded Claim. Except as permitted in the prior sentence, if the Executive commences or joins any legal action against the Company, he agrees to promptly indemnify the Company for its reasonable costs and attorneys fees incurred in defending such action as well as any monetary judgment obtained by the Executive against the Company in such action. Nothing in this Section 6(c) is intended to reflect any party’s belief that the Executive’s waiver of claims under ADEA is invalid or unenforceable under this Agreement, it being the intent of the parties that such claims are waived.

     7. Cooperation Obligation. The Executive shall make all reasonable and diligent efforts to cooperate with the Company in connection with all pending, threatened or future claims, actions, arbitrations, litigations, investigations, or inquiries by any state, federal, foreign or private entity, directly or indirectly arising from or relating to any transaction, event or activity the Executive was involved in, participated in, or had knowledge of, while at the Company which have been or in the future may be asserted against any of the Released Parties. Such cooperation shall include all reasonable assistance that the Company determines is necessary, including, but not limited to, meeting or consulting with the Company and its counsel and their designees, reviewing documents, analyzing facts and appearing or testifying as a witness or interviewee or otherwise. The Executive agrees that he will provide such assistance and cooperation in the manner and at the locations as shall be reasonably requested by the Company. The Company agrees to reimburse the Executive in full for reasonable expenses incurred by him in providing assistance and cooperation under this Section 7.

     8. Independent Contractor Status. As of the Effective Date, it is intended that the Executive shall be an independent contractor, and that he shall not be an employee of the Company, with respect to this Agreement and the services to be performed hereunder. Nothing contained in this Agreement shall be construed to place the parties in the relationship of partners, joint venturers or agent and principal, and no party shall have the power to obligate or bind the other in any manner.

     9. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) if delivered by hand, upon receipt, (b) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (c) if mailed by registered or certified mail (postage prepaid, return receipt requested), on the fifth business day after mailed to the appropriate party at the following address (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt, such notice to be provided as soon as practicable):

(a)	if to the Company: Dycom Industries, Inc. 4440 PGA Boulevard, Suite 500 Palm Beach Gardens, Florida 33410-6542 Fax: (561) 627-7709

(b)	if to the Executive: Mr. Michael K. Miller 253 DeSota Road West Palm Beach, Florida 33450

     10. Withholding. The Executive shall be solely responsible for all taxes payable with respect to the amounts to be received by the Executive pursuant to this Agreement. The amounts paid to the Executive under this Agreement are not subject to any federal, state or local tax withholdings. The Company shall not withhold any employment taxes from compensation it pays to the Executive for services rendered under this Agreement. Rather, the Company shall report the amount it pays the Executive on an IRS Form 1099, to the extent required under applicable Internal Revenue Code provisions and state or local law.

     11. Governing Law. This Agreement will be subject to, and construed in accordance with, the laws of the State of Florida.

     12. Successors. All obligations of the Company hereunder, including the Company’s obligation to provide the Executive with the payments set forth in Section 3 herein shall inure to the benefit of the Executive and his executors, heirs, beneficiaries, trustees, and/or legal representatives.

     13. Severability. Each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     14. Headings. Section headings are used for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

     15. Drafting. No party or their counsel shall be deemed to have drafted this Agreement, it being the intent of the parties that all parties be deemed to have participated equally in its preparation.

     16. Execution. This Agreement may be signed in counterpart which when taken together shall be deemed one and the same document.

     The parties’ respective signature on the line below constitutes their agreement with each provision contained herein.

DYCOM INDUSTRIES, INC.
By:	/s/ Richard L. Dunn
	Name:	Richard L. Dunn
	Title:	Senior Vice President and Chief Financial Officer

ACCEPTED AND AGREED:

/s/ Michael K. Miller

Michael K. Miller

Dated: May 26, 2005